Exhibit 4.86

Our reference number: FL993A_Changyou.com_new

26th July, 2013

Confidential

Changyou.com Limited

East Tower, Jing Yan Building

No. 29 Shijingshan Road

Shijingshan District

Beijing 100043, PRC

Attn: Mr. Alex Ho

Dear Sirs,

Re:	Changyou.com Limited
US$100 Million Term Loan Facility

This letter (this “Facility Letter”) sets out the terms and conditions upon which The Bank of East Asia, Limited will provide a US$100,000,000.00 term loan facility to Changyou.com Limited.

(1)	Borrower:

Changyou.com Limited, a company incorporated in Cayman Islands and having its registered office at Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands (the “Borrower”).

(2)	Lender:

The Bank of East Asia, Limited, whose registered office is situated at No. 10 Des Voeux Road Central, Hong Kong (the “Lender”).

(3)	Nature and Facility Amount:

A term loan facility (the “Facility”) of up to a maximum principal amount of US$100,000,000.00 (United States Dollars One Hundred Million Only) (the “Facility Limit”).

(4)	Purpose:

To finance dividend distribution, overseas investment and working capital for offshore operation.

…/2

Changyou.com Limited

(5)	Final Maturity Date:

Subject to the Lender’s customary overriding right of repayment on demand as stipulated in Paragraph (13) below, the final maturity date of each drawing/advance under the Facility (the “Final Maturity Date of each Advance”) shall be (i) the date falling 14 days before the expiry date of the respective Standby L/C (as hereinafter defined in Paragraph (14) below) supporting such drawing/advance or (ii) the date falling 12 months from the date of first drawing under the Facility (the “First Drawdown Date”), whichever is earlier.

(6)	Drawing/Availability:

The Facility is available for multiple drawings on any Business Day within 6 months (the “Availability Period”) from the date of the Lender’s receipt of the Borrower’s acceptance of this Facility Letter provided that:-

(i)	The Lender shall have received in form and substance satisfactory to it all of the documents and other evidence as listed in the “Conditions Precedent” as stipulated in Paragraph (7) hereof;

(ii)	Each drawing shall be in a minimum amount of US$5,000,000.00 and if for a larger amount, an integral multiple of US$2,000,000.00;

(iii)	The Borrower shall have given not less than 3 Business Days’ prior written notice of drawing to the Lender specifying the date and the amount of the proposed drawing;

(iv)	Each drawing shall have been supported by the respective Standby L/C issued by the Issuing Bank (as hereinafter defined in Paragraph (14) below) in RMB for an amount not less than 100% of the corresponding amount of drawing with reference to the prevailing exchange rate determined at the sole discretion of the Lender;

(v)	The total loan(s) outstanding after taking into account of the amount of the proposed drawing(s) shall not exceed the Facility Limit;

(vi)	The maximum number of drawings shall not exceed 8; and

(vii)	Any undrawn balance at the end of the Availability Period will be cancelled automatically.

…/3

Changyou.com Limited

The Lender reserves the sole and absolute right to (i) prescribe any conditions subject to which it provides any services and/or the Facility; (ii) refuse to take any instruction, to provide any services and/or the Facility or to act on any instruction; and (iii) take any actions (including but not limited to the recourse to the Borrower or suspension, termination or closure of the Facility/relevant account(s)) to ensure its compliance with any anti-money laundering, counter-terrorist financing or other similar requirements, other applicable laws, rules, regulations, guidelines, requests and/or recommendations. The Lender will not be liable for any loss caused in whole or in part by any actions/matters which may delay or prevent the processing of any instructions relating to this Facility Letter and the Facility due to the Lender’s fulfillment of any anti-money laundering, counter-terrorist financing or other similar requirements under applicable laws and regulations.

(7)	Conditions Precedent:

The obligation of the Lender to make available the Facility to the Borrower hereunder is conditional upon:

(a)	The Borrower having furnished to the Lender, prior to the First Drawdown Date, the following in form and substance satisfactory to the Lender:

(i)	Certified true copy of the Borrower’s Certificate of Incorporation, Certificate of Incorporation on Change of Name (if any), Certificate of Incumbency, Certificate of Good Standing and updated Memorandum and Articles of Association (or applicable constitutional documents);

(ii)	Certified true copy of the resolutions (with copy list of specimen signature(s) of authorised signatory(ies) enclosed thereon) duly passed at a duly convened and held meeting of the Board of Directors of the Borrower evidencing (i) the approval of the Facility, (ii) the acceptance of the terms and conditions of this Facility Letter to which the Borrower is a party and (iii) the authorization of appropriate officer(s) to countersign this Facility Letter and to sign on behalf of the Borrower all confirmations, notice of drawing and other notices, requests or other communications required to be made and given to the Lender hereunder or otherwise in connection with the Facility;

…/4

Changyou.com Limited

(iii)	The duplicate of this Facility Letter duly signed by the authorised signatory(ies) of the Borrower;

(iv)	Copy of Hong Kong Identity Card or passport of each of the officers of the Borrower authorised to sign the documents as referred to in sub-paragraphs (ii) and (iii) hereinabove;

(v)	Process Agent Appointment Letter duly signed by the Process Agent (as hereinafter defined in Paragraph (27) below); and

(vi)	Such other documents and conditions as the Lender may request or prescribe.

(b)	The Lender being satisfied with the corporate power and legal capacity of the Borrower to enter into the documents as referred to in sub-paragraphs (a)(iii) hereinabove and for this purpose, the Lender may require legal opinions or such other documents relating to any of the matters contemplated herein to be provided in form and substance satisfactory to the Lender at the expense of the Borrower.

(c)	There being no material adverse change in the financial market condition and in the financial condition of the Borrower.

(8)	Interest Rate:

(a)	Normal Interest

(i)	Interest on all the loan(s) outstanding of the Facility shall be calculated at the rate of 1.50% (the “Margin”) per annum over London Interbank Offered Rate (“LIBOR”) as quoted by the Lender 2 Business Days before the date of each drawing or the date of rollover for an interest period of 1, 2 or 3 months (the “Interest Period”) as selected by the Borrower. Interest shall be calculated on the basis of the actual number of days elapsed on a 360-day year. Interest accrued shall be payable in arrear by the Borrower on the last Business Day of each Interest Period (each an “Interest Payment Date”) and on the Final Maturity Date of each Advance provided that no Interest Period shall extend beyond the Final Maturity Date of each Advance. In the absence of nomination of Interest Period by the Borrower, the Interest Period of the proposed drawdown/rollover shall be of 1-month duration; and

…/5

Changyou.com Limited

(ii)	There shall not be more than 3 Interest Periods outstanding at any one time, and if there have already been 3 Interest Periods outstanding at any one time, any Interest Period commencing thereafter shall end on the last day of any of the then current Interest Periods to be selected by the Borrower and specified in its relevant notice of drawing or (for subsequent roll-over) notice in writing received by the Lender at least 3 Business Days prior to commencement of the relevant Interest Period, and in the absence of such selection, it shall end on the last day of the then current Interest Period which is the last to expire.

(b)	Default Interest

In respect of the loan(s) outstanding under the Facility, interest thereon and other sums in respect of the Facility not repaid or paid on the due date or dates provided hereunder, interest shall be payable on demand from the due date or dates for payment thereof until the date of actual payment in full of such loan(s) outstanding and/or interest and/or other sums (as the case may be) at the rate of 5% per annum over the rate of interest as determined by the Lender in accordance with sub-paragraph (a) of this Paragraph (8) (both before and after judgement). For so long as the default continues, the relevant rate of interest shall be re-determined by the Lender on the same basis thereafter and shall be compounded at weekly intervals.

(9)	Arrangement Fee:

Waived.

(10)	Undrawn Balance Fee:

Waived.

(11)	Repayment:

Subject to Paragraph (13) hereinbelow, all outstanding amounts of each drawing/advance of the Facility including but not limited to the principal outstanding, the accrued interest and any other sums owing to the Lender shall be repaid in full on the Final Maturity Date of each Advance. Amount repaid is not available for re-drawing.

…/6

Changyou.com Limited

(12)	Voluntary Prepayment:

The Borrower may on any Interest Payment Date commencing from the 7th month after the First Drawdown Date prepay in whole or in part the loan(s) outstanding under the Facility provided that:

(a)	Prepayment is not allowed for the first 6 months after the First Drawdown Date;

(b)	The Borrower shall have given not less than 5 Business Days’ prior written notice of prepayment to the Lender, specifying the amount to be prepaid and the date of such prepayment;

(c)	Each partial prepayment shall be in a minimum amount of US$5,000,000.00 and if for a larger amount, an integral multiple of US$2,000,000.00;

(d)	Each prepayment shall be made together with accrued interest on the amount prepaid and any other amounts (including but not limited to funding loss, if any) payable by the Borrower in respect thereof on the date of prepayment. The breakage funding cost shall be payable by the Borrower if prepayment is not made on an Interest Payment Date; and

(e)	Amount prepaid is not available for re-drawing.

(13)	Lender’s Overriding Rights:

Notwithstanding anything contained herein to the contrary (in particular, Paragraphs (5) and (11)), the Facility is subject to the Lender’s review, amendment of any terms and/or cancellation of all or any part thereof from time to time at the sole discretion of the Lender and the loan(s) outstanding, interest thereon and any other sums owing or payable under the Facility are subject to the Lender’s customary overriding right of repayment on demand. The Lender hereby expressly reserves the unfettered right of terminating the Facility and/or requiring repayment of all monies owing from or payable by the Borrower to the Lender at any time by notice in writing to the Borrower, whereupon the Facility or any part thereof as stipulated in the Lender’s notice shall forthwith be terminated and/or all monies owing from or payable by the Borrower to the Lender or any part thereof as stipulated in the Lender’s notice shall forthwith be repaid by the Borrower.

…/7

Changyou.com Limited

(14)	Security:

Standby Letter of Credit(s) (the “Standby L/C”) in form and substance as approved by the Lender for the amount of not less than 100% of the amount of corresponding advance(s) under the Facility in RMB with reference to the prevailing exchange rate determined at the sole discretion of the Lender, to be issued by The Bank of East Asia (China) Limited, Beijing Branch (the “Issuing Bank”) in favour of the Lender as the beneficiary, whereby the Issuing Bank shall honour its payment obligation to the Lender up to the amount as stipulated in the Standby L/C upon and subject to the terms and conditions contained therein.

(This Facility Letter and the Standby L/C are collectively referred to as the “Finance Documents”.)

(15)	Payments:

(a)	On the date of each drawing under the Facility, the Lender shall make the advance available to the Borrower by crediting the same in United States Dollars in same day funds to the account designated in the irrevocable notice of drawing given by the Borrower or in such other manner as the Borrower may specify in the irrevocable notice of drawing given by the Borrower (provided that such other manner as specified by the Borrower must be acceptable to the Lender);

(b)	On each date on which any sum is due or payable by the Borrower under or in connection with the Facility, the Borrower shall either (i) make such sum available before 11:00 a.m. (Hong Kong time) in same day funds in its CorporatePlus account maintained with the Lender (Account No.: 015-514-68-00423-4) (the “CorporatePlus Account”), (ii) by CHATS before 11:00 a.m. (Hong Kong time) in same day funds to the Lender’s account no. 015-514 (S.W.I.F.T. BEASHKHH) or (iii) in such other manner as instructed by the Lender. The Borrower hereby irrevocably authorises the Lender to debit the Current Account on any date on which any sum is due or payable under or in connection with the Facility without further consent from or notice to the Borrower;

(c)	Whenever any payment under this Facility Letter (including but not limited to the principal repayment and interest payment) or otherwise in connection with the Facility shall become due on a day which is not a Business Day, the due date thereof shall be extended to the next Business Day in the same calendar month (if there is one) or on the preceding Business Day (if there is no succeeding Business Day in the same calendar month);

…/8

Changyou.com Limited

(d)	All payments by the Borrower hereunder shall be made free and clear of any deduction or withholding on account of tax, levy, impost, duty or charges of whatsoever nature (“Tax Payment”). The Borrower shall as soon as practicable deliver to the Lender relevant receipts for any Tax Payment required to be made by it. If any withholding or deduction is required, the amount to be paid by the Borrower must be increased to the extent that the Lender will receive such amount as it would otherwise have been entitled to receive had there been no such deduction or withholding;

(e)	If for any reason (including but not limited to insolvency, breach of fiduciary or statutory duties, fulfillment of any anti-money laundering, counter-terrorist financing or other similar requirements under any applicable law and regulations, or any other similar event) (i) any payment to the Lender (whether in respect of the obligations and/or indebtedness of the Borrower or any security for those obligations and/or indebtedness or otherwise) is avoided, reduced or required to be restored, or (ii) any discharge, compromise or arrangement (whether in respect of the obligations and/or indebtedness of the Borrower or any security for those obligations and/or indebtedness or otherwise) is given or made wholly or partly on the basis of any payment, security or other matter which is avoided, reduced or required to be restored, then (a) the liability of the Borrower shall continue (or be deemed to continue) as if the payment, discharge, compromise or arrangement had not occurred, and (b) the Lender shall be entitled to recover the value or amount of that payment or security from the Borrower, as if the payment, discharge, compromise or arrangement had not occurred; and

(f)	Any release, discharge or settlement between the Borrower and the Lender shall be conditional upon no security, disposition or payment to the Lender by the Borrower being void, set aside, ordered to be refunded, retained or held on suspense pursuant to any enactment or applicable law relating to bankruptcy, liquidation, administration or insolvency or any enactment or applicable law relating to anti-money laundering or anti-terrorism financing or other similar requirements or for any other reason whatsoever and if the aforesaid condition shall not be fulfilled, the Lender shall be entitled to enforce the Finance Documents subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

…/9

Changyou.com Limited

(16)	Market Disruption:

Notwithstanding anything contained herein to the contrary (in particular, Paragraph (8)), if the Lender, on the date of each drawing under the Facility or on each subsequent Interest Payment Date, notifies the Borrower that its cost of obtaining matching deposits in the relevant interbank market in relation to a drawing/rollover under the Facility would be in excess of LIBOR for the relevant Interest Period, then the rate of interest on such drawing/rollover payable by the Borrower for the relevant Interest Period (“Alternative Interest Rate”) shall be (i) the annual percentage rate quoted by the Lender as its cost in funding that drawing/rollover (which shall be conclusive and binding on the Borrower, save for any manifest error) plus (ii) the Margin as referred to in Paragraph (8)(a)(i).

The Borrower shall be at liberty after receipt of such notice from the Lender to prepay to the Lender in whole (but not in part) the loan(s) outstanding, interest thereon and any other sums owing or payable under the Facility (subject to sub-paragraphs (12)(d) to (e) and (25)(a)) provided that the Borrower shall have given to the Lender not less than 15 Business Days’ prior written notice of its intention of making full prepayment of the outstanding loan(s), interest thereon and other indebtedness under the Facility.

(17)	Increased Costs:

If as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (which shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or tax); or (ii) compliance with any law, regulation, direction, request or requirement (whether or not having the force of law) of any competent governmental or other authority made after the date of this Facility Letter, any increased costs are incurred or suffered by the Lender, which shall include (1) a reduction in the rate of return from the Facility or on the Lender’s overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender); and/or (2) a reduction of any amount due and payable under the Finance Documents (“Increased Costs”), the Borrower shall:

(a)	pay on demand to the Lender such additional amounts as the Lender may certify (which certificate shall be conclusive and binding on the Borrower, save for any manifest error) to be necessary to compensate the Lender for such Increased Costs; and

…/10

Changyou.com Limited

(b)	be at liberty at any time after its receipt of any such demand and so long as the circumstances giving rise to such Increased Costs may continue and subject to its giving to the Lender not less than 15 Business Days’ prior written notice, to prepay to the Lender in whole (but not in part) the loan(s) outstanding, interest thereon and any other sums owing or payable under the Facility (subject to sub-paragraphs (12)(d) to (e) and (25)(a)).

Any demand as referred to in sub-paragraph (a) of this Paragraph (17) may be made at any time before or after the end of any period or any time before or after any prepayment or repayment of all or part of the Facility to which such demand relates.

(18)	Representations and Warranties:

The Borrower represents and warrants to the Lender throughout the whole term of the Facility and for so long as any amount is outstanding under the Facility that:

(a)	The Borrower has the corporate power and authority to (i) borrow the Facility from the Lender on the terms and conditions herein and (ii) give security /indemnity/assurance as support for the borrowing of the Facility from the Lender, and no event, state of affairs, conditions or act which constitutes or with the passing of time, giving of notice, or with the fulfillment of any condition will or may constitute an Event of Default (as defined in Paragraph (20) below) has occurred or will occur on the date of making a drawing by the Borrower under the Facility or as a result thereof;

(b)	The Borrower (i) is duly incorporated and validly existing under the laws of its place of incorporation and (ii) has full legal right, capacity, power and authority to enter into the Finance Documents to which it is party and (iii) has taken all necessary actions to authorise the borrowing of the Facility on the terms and conditions hereunder;

(c)	This Facility Letter, when signed/executed by the Borrower, will constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with the terms herein;

(d)	The Borrower’s entering into this Facility Letter does not and will not violate or exceed any borrowing or similar limit or other power or restriction granted or imposed by any law to which the Borrower is subject or under its Memorandum and Articles of Association (or applicable constitutional documents);

…/11

Changyou.com Limited

(e)	The Borrower’s entering into, exercising of its rights and/or performing of or complying with its obligations under this Facility Letter does not and will not violate, to an extent or in a manner which has or is likely to have a material adverse effect on its financial condition or operation, any agreement to which it is a party or which is binding on it or its assets;

(f)	Any information (written or otherwise) provided by the Borrower in connection with the Facility and the financial condition of the Borrower is/are true and accurate as of the date of providing them;

(g)	The Borrower’s obligations under this Facility Letter are direct, unconditional and unsubordinated obligations of the Borrower and rank at least pari passu with all other present and future unsecured borrowings of the Borrower, save as otherwise provided by law;

(h)	The representations and warranties contained in sub-paragraphs (a) to (g) of this Paragraph (18) shall be deemed to be repeated and will remain to be true and accurate in all respects as if made on each date on which any amount is outstanding under the Facility or any part of the Facility remains available or subsisting.

(19)	Undertakings:

The Borrower undertakes to the Lender throughout the whole term of the Facility and for so long as any sum remains owing or payable under the Facility that:

(a)	The Borrower shall deliver to the Lender its (i) audited consolidated financial statements as soon as available and in any event within 120 days after the end of each of its financial years, and (ii) interim half-year unaudited consolidated financial statements as soon as practicable and in any event within 90 days after the end of the relevant first 6-month period in its financial years;

(b)	The Borrower shall deliver to the Lender any circular, document or other information (written or otherwise) as the Lender may from time to time reasonably request;

(c)	The Borrower shall maintain its corporate existence and conduct its business and operations in compliance with all applicable laws and in a proper manner;

…/12

Changyou.com Limited

(d)	The Borrower shall maintain (i) 100% beneficial ownership of the issued share capital of Changyou.com HK Limited, a company incorporated in Hong Kong and having its registered office at 12th Floor, Ruttonjee House, No. 11 Duddell Street, Central, Hong Kong (“Changyou.com HK”) and Beijing AmazGame Age Internet Technology Co., Ltd, a company incorporated in the People’s Republic of China and having its registered office at Room 1210, Building 3, No. 3 Badachu High-tech Science Park, Shijingshan District, Beijing, the People’s Republic of China (“Beijing AmazGame”) and (ii) the management control of Changyou.com HK and Beijing AmazGame;

(e)	The shares of the Borrower shall remain listed on the NASDAQ Global Select Market and shall not be suspended from trading on NASDAQ Global Select Market for a period exceeding consecutive 14 trading days except for obtaining approval in writing from the Lender;

(f)	The Borrower represents, declares and undertakes to the Lender that the utilization of any Facility or use of Facility proceeds drawn under this Facility Letter do not and will not conflict with any law or regulation applicable to the Borrower (including without limitation those in force in the People’s Republic of China). The above representation and declaration are deemed to be made by the Borrower by reference to the facts then existing during the period where the Facility or any part thereof remain outstanding;

(g)	The Borrower shall forthwith notify the Lender in writing of (i) the occurrence of any Event of Default as referred to in Paragraph (20) below and/or (ii) the occurrence of any event, state of affairs, conditions or act which with the passing of time, giving of notice, or with the fulfillment of any condition will or may constitute an Event of Default; and

(h)	The Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to conduct any “Know Your Customer” or other similar procedures under applicable laws and regulations.

(20)	Events of Default:

Upon the occurrence of any of the following events at any time (each an “Event of Default”):

(a)	The Borrower fails to pay on the due date to the Lender any sum (including but not limited to any repayment of principal and interest payment) that the Borrower is obliged to pay in connection with the Facility; or

…/13

Changyou.com Limited

(b)	The Borrower defaults in the performance of any other obligations hereunder and/or under the Finance Documents (as the case may be); or

(c)	The Borrower becomes insolvent or any liquidator/trustee in bankruptcy or receiver has been appointed over all or part of the assets of the Borrower or the Borrower is unable or admits inability to pay its debts as they fall due; or

(d)	There occurs, in the opinion of the Lender, a material adverse change in the financial condition of the Borrower or there occurs, in the opinion of the Lender, any situation which has materially and adversely affected or may materially and adversely affect the ability of the Borrower to perform any or all of its obligations hereunder; or

(e)	A petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed or any other step is taken by any person for the winding-up, insolvency, administration, reorganization, reconstruction, dissolution or bankruptcy of the Borrower or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Borrower or of all or any part of its business or assets; or

(f)	Any indebtedness of the Borrower becomes due before its stated maturity or when called, or the Borrower defaults under or commits a breach of any instrument or agreement relating to any such indebtedness; or

(g)	Any step is taken by any person for the purpose of a reconstruction, amalgamation, reorganization, merger or take-over involving the Borrower (except for a solvent merger or take-over on terms approved by the Lender in writing before such step is taken); or

(h)	The Borrower ceases to maintain (i) 100% beneficial ownership of the issued share capital of Changyou.com HK and Beijing AmazGame and/or (ii) the management control of Changyou.com HK and Beijing AmazGame; or

(i)	The shares of the Borrower, for any reason (other than technical in nature as determined by the Lender in its sole discretion) cease or are suspended from trading on NASDAQ Global Select Market for more than 14 consecutive trading days except for obtaining approval in writing from the Lender; or

…/14

Changyou.com Limited

(j)	Any representation, warranty, undertaking or statement made by the Borrower hereunder is not complied with or is or proved to be incorrect or misleading in any material respect when made, repeated or deemed to be repeated; or

(k)	There occurs any event or circumstance which, with the giving of notice and/or the lapse of time and/or the making of any necessary determination under this Facility Letter and/or the satisfaction of any applicable condition, or any combination of any of the foregoing might constitute an Event of Default;

then the Lender may, at any time when any one of the above-mentioned Events of Default occurs and/or is continuing, terminate the Facility and demand immediate payment and/or repayment of all amounts outstanding (together with interest accrued thereon and any other amounts owing to the Lender) under or in connection with the Facility from the Borrower.

This Paragraph (20) is without prejudice to the Lender’s overriding rights as set out in Paragraph (13) above.

(21)	Set-off:

(a)	The Borrower hereby irrevocably authorises the Lender to apply (without prior notice) any credit balance (whether or not then due) to which the Borrower is at any time beneficially entitled on any account at, any sum held to the order of the Borrower by and/or any liability of any office of the Lender, either singly or jointly, in or towards satisfaction of any sum then due from the Borrower to the Lender in connection with the Facility and unpaid. For this purpose, the Lender is authorised to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

(b)	The Lender shall not be obliged to exercise any of its rights under this Paragraph (21), which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

…/15

Changyou.com Limited

(22)	Severability:

Any provision of this Facility Letter prohibited by or becoming unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Facility Letter and be rendered ineffective so far as is possible without modifying the remaining provisions of this Facility Letter. Where, however the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the effect that this Facility Letter shall be a valid and binding agreement enforceable in accordance with its terms.

(23)	Entire Agreement:

This Facility Letter constitutes the entire agreement of the Lender and the Borrower and supersedes any previous expressions of intent or understanding in respect of the Facility.

(24)	Expenses:

All costs, charges, taxes, fees and expenses (including legal fee on a full indemnity basis) incurred by the Lender in connection with the preparation, negotiation, administration, execution, perfection, enforcement and/or amendment of, supplement to or waiver in respect of the Finance Documents and all other relevant documents or otherwise in connection with the Facility shall be borne and paid by the Borrower on demand, irrespective of whether or not any part of the Facility is subsequently utilized.

(25)	Indemnity:

(a)	The Borrower shall on demand indemnify the Lender in full against any cost, loss, expense, tax, fee, claims, proceeding or liability whatsoever incurred, suffered or sustained and as conclusively certified by the Lender as a result of (i) any drawing not being made following the giving of a notice of drawing by the Borrower due to non-fulfillment of any condition of this Facility Letter, or (ii) the making of any drawing pursuant to this Facility Letter or otherwise, or (iii) any prepayment under the Facility on a non-interest Payment Date.

(b)	The Borrower shall fully indemnify the Lender for any cost, loss or liability incurred by the Lender as a result of any actions taken by the Lender in connection with the fulfillment of anti-money laundering, counter-terrorist financing or other similar requirements under applicable laws and regulations.

(c)	If any amount is received or recovered in a currency other than the currency (the “Account Currency”) in which payment has been demanded pursuant to the Finance Documents (whether as a result of, or of the enforcement of, a judgment or order of a court, tribunal or authority of any jurisdiction, or in the dissolution of the Borrower or otherwise), it shall only constitute a discharge by the Borrower to the extent of the amount in the Account Currency which the Lender is able to purchase with the amount so received or recovered in that other currency on the date of receipt or recovery. If that amount is less than the Account Currency amount expressed to be due to the Lender, the Borrower shall on demand indemnify the Lender against any loss/shortfall sustained by it as a result.

…/16

Changyou.com Limited

(26)	Evidence:

Any certificate issued by the Lender as to the amount of the loan(s) outstanding, the rate of interest applicable to the amount of any sums owing or payable in connection with the Facility or any other matters relating to this Facility Letter shall, save to the extent of manifest error, be conclusive evidence against the Borrower as to the matter(s) covered thereby.

(27)	Process Agent:

The Borrower irrevocably appoints Changyou.com HK to be its agent (the “Process Agent”) for the service of process in Hong Kong. Any documentation in connection with the proceedings in the courts of Hong Kong delivered to the Process Agent at its registered office from time to time shall be treated as duly delivered to and served on the Borrower. The Borrower shall procure the Process Agent to forthwith notify the Lender in writing of any change in the address of its registered office.

(28)	Governing Law and Jurisdiction:

This Facility Letter and all other relevant documents and the rights and obligations of the Lender and the Borrower hereunder/thereunder shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong.

(29)	Miscellaneous:

(a)	Reference to the time of a day is to Hong Kong time (unless otherwise stated), and time is of the essence hereof;

…/17

Changyou.com Limited

(b)	“Business Day” as used in this Facility Letter means a day (other than Saturday and Sunday) on which dealings in United States Dollars may be carried out in the relevant interbank market and on which banks are generally open for business in Hong Kong, London and New York;

(c)	For the purpose of this Facility Letter, any determination as to whether any event, situation, circumstance or document is “material”, “adverse”, “reasonable”, “expedient” or “necessary” shall be determined by the Lender whose determination shall be conclusive and binding on the Borrower;

(d)	Without prejudice to the Lender’s overriding rights in any other provisions of this Facility Letter, the Lender may revise or vary the terms applicable to the Facility if there is any (i) material adverse change or deterioration in respect of the financial condition or position of the Borrower at any time as determined by the Lender at its sole and absolute discretion or (ii) downgrade of the credit rating of the Borrower as announced by any credit rating agency from time to time; and

(e)	Headings on this Facility Letter are for ease of reference only and shall not affect the interpretation of the terms and conditions of this Facility Letter.

Please signify your acceptance of the above terms and conditions by signing and returning to us the duplicate of this Facility Letter within 2 weeks from the date hereof, failing which our offer will automatically lapse. Upon our receipt of your acceptance of this Facility Letter, this Facility Letter will be legally binding upon your goodselves as the Borrower and this Bank as the Lender with immediate effect.

…/18

Changyou.com Limited

If you have any query in relation to the terms and conditions of this Facility Letter, please feel free to contact our Christine Wong or Liu Kai Cheong of Corporate Lending and Syndication Department at 3608 0968 or 3608 0991.

Yours faithfully,
For and on behalf of
The Bank of East Asia, Limited

Jennifer Leung	Sally Lam
Officer	Senior Credit Administration Manager
Trade and Loan Services Department
Operations Support and Services Division

…/19

Changyou.com Limited

In consideration of the Lender agreeing to grant to the Borrower the Facility pursuant to the terms and conditions of this Facility Letter:-

The Borrower	The Process Agent

We hereby agree to be bound by and accept all the terms and conditions of this Facility Letter.	We hereby agree to the appointment as the Process Agent of the Borrower in accordance with Paragraph (27) of this Facility Letter.

For and on behalf of Changyou.com Limited	For and on behalf of Changyou.com HK Limited

Name:	Name:
Date:	Date:

Witness:	Witness: